EXHIBIT 99.1

Subsidiary:	Chemical Bank and Trust Company

Item 3 status:	Chemical Financial Corporation is a parent holding company.

Chemical Bank and Trust Company is a Bank as defined in Section 3(a)(6) of the Act.